Exhibit 99

Everett Tackett, APR Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Scott Sullinger Investor Relations ON Semiconductor (602) 244-3437 scott.sullinger@onsemi.com

ON Semiconductor Takes the Next Step Toward Achieving Profitability
with more Operations Integration and Cost Reductions

Company expects to incur restructuring and other charges of $18 million to $22 million in the fourth quarter of 2002.

PHOENIX, Ariz. – Dec. 20, 2002 – ON Semiconductor (NASDAQ: ONNN) today announced that it plans to perform additional restructuring designed to enable the company to return to profitability in the fourth quarter of 2003.

The company expects to record restructuring and other charges in the range of $18 million to $22 million in the fourth quarter of 2002, including severance costs of approximately $12 million associated with an approximate 4 percent reduction of the worldwide workforce, or roughly 300 employees, over the next twelve months. The company expects to pay the majority of these severance payments in the first and second quarters of 2003.

In combination with this workforce reduction, the company also has initiated several new cost-reduction actions in the fourth quarter of 2002. The company expects the workforce reduction and additional cost-reduction actions to achieve an estimated $80 million in savings in 2003 and an estimated $125 million in annualized cost savings by the end of 2003, both as compared to the company’s annualized costs for the third quarter of 2002.

The company’s previous guidance for the fourth quarter of 2002 was a 3- to 5-percent decline in revenues and a 200 to 300 basis-point decline in gross margins. Because of stronger than expected turns business during the quarter, the company now expects revenues and gross margins to exceed consensus estimates and be at the high end of the guidance.

During the next twelve months, the company plans to consolidate several of its worldwide functions into fewer locations and further streamline operations. The company will achieve workforce reductions through attrition as well as voluntary and involuntary severance programs. While workforce reductions will occur in most functional areas, the company has focused these efforts on manufacturing operations and various general and administrative functions.

The company does not intend to make significant reductions in the research and development or sales organizations; however, these areas will continue to realign their focus on the company’s strategic initiative to drive new products and revenue growth. As part of these activities, the

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company will transfer certain functions to its sites in Central Europe and Asia with the goal of supporting the company’s continued growth in the Chinese market.

     “These actions are part of our plan to return to profitability in the fourth quarter of 2003,” said Keith Jackson, ON Semiconductor president and CEO. “We continue to focus our corporate resources on serving our customers with cost-competitive product solutions. In addition, our resources remain focused on market share gains, particularly in the fastest growing regions.”

     ON Semiconductor expects to announce its fourth quarter and fiscal year 2002 financial results after the market closes on February 6, 2003. At that time, the company will provide more details on its restructuring initiatives.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to fourth quarter 2002 revenues, gross margin, and restructuring charge, workforce reductions, profitability in the fourth quarter of 2003, and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, our recent transfer to the Nasdaq SmallCap Market (including impairment of the marketability and liquidity of our common stock, the impairment of our ability to raise capital and other risks associated with trading on the SmallCap), risks associated with our international operations and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2001 under the caption “Trends, Risk and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.